                                                 Exhibit 11.4


                              EARNINGS PER SHARE
                           FULLY DILUTED COMPUTATION
              ($ in millions except share and per share amounts)


                                                Quarter Ended
                                                  March 31,
                                              1995         1994
- ----------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations       $ 48.1       $ 42.9
    Deduct dividends on 4 Percent
      cumulative preferred stock                 (.1)         (.1)
                                              -------      -------
    Earnings from continuing operations
      available to common shareholders          48.0         42.8
    Loss from discontinued operations           (1.1)         (.6)
                                              -------      --------
    Available for common shareholders         $ 46.9       $ 42.2





Number of shares:
  Weighted average shares outstanding         76,528,138   76,909,643
  Shares issuable upon exercise of
    stock options, net of shares
    assumed to be repurchased                    961,800    1,039,980
                                              ----------   ----------
                                              77,489,938   77,949,623
                                              ==========   ==========



Earnings per common share:
  Continuing operations                         $ .62       $ .55
  Discontinued operations                        (.01)       (.01)
                                                ------      ------
  Net earnings                                  $ .61       $ .54
                                                ======      ======
